Exhibit 99.1

Bespoke Extracts to Acquire Colorado Based Wonderleaf, LLC

Transaction provides Bespoke with a licensed marijuana infused production facility in Colorado.

DENVER, Colorado., Dec. 02, 2021 (GLOBE NEWSWIRE) --  Bespoke Extracts, Inc. (OTC: BSPK) (“Bespoke” or the “Company”), a company focusing on consumer products in CBD and regulated cannabis, today signed definitive documents to acquire the assets of Wonderleaf, LLC (“Wonderleaf”), a licensed marijuana infused products manufacturer in Denver, Colorado. This will mark Bespoke’s entry into the regulated cannabis business.  The proposed transaction includes a lease for Wonderleaf’s existing extraction facility and the purchase by Bespoke of all of the assets of the business.  Bespoke is acquiring the rights to Wonderleaf’s award winning CO2 extraction products and its line of infused topicals.  The Company anticipates launching several other extraction products immediately after closing the transaction.  Wonderleaf’s products are guided by a commitment to consistency, quality and accessibility.

Total consideration for the proposed acquisition is approximately $225,000. Total consideration is to be paid 100% in Bespoke common shares.  Bespoke will issue 2,500,000 shares as a deposit, and an additional $150,000 of shares at closing according to the daily volume weighted average price of Bespoke common stock for the 30 consecutive trading days prior to closing.

Michael Feinsod, Executive Chairman and CEO of Bespoke, stated, “The acquisition of Wonderleaf provides Bespoke with an established business at commercial scale and will establish our foothold in the $2.5 billion Colorado cannabis market.  We believe this transaction furthers our strategy of entering the cannabis market with businesses that will potentially provide healthy margins and profitability.  We plan to work with preferred cannabis farms in Colorado to produce exceptional, small-batch, craft products.”

Hunter Garth, CSO of Bespoke, commented, “The acquisition of Wonderleaf will mark Bespoke’s entry into regulated cannabis.  Our experience in the Colorado market positioned the Company to identify and acquire this top-quality brand.  We plan to utilize the Wonderleaf assets to execute our strategy of producing some of the highest quality cannabis and CBD products in the country.  We believe our expertise in the Colorado market positions Bespoke to rapidly enter the state extracted and infused products market.  We plan to actively explore other opportunities to expand in state regulated cannabis markets.”

The proposed transaction has been unanimously approved by the Bespoke board of directors and is expected to close upon receipt of state and local regulatory approvals and satisfaction of other customary closing conditions.

About Bespoke Extracts, Inc.

Bespoke Extracts, Inc operates with the belief that quality craft cannabis and CBD products should be easily and conveniently accessible.  We intend to be a company known for quality, expertise and reliability, producing the highest quality products in the markets where we operate. Bespoke trades on the OTC market under the symbol BSPK. For more information, please visit https://bespokeextracts.com.

Forward Looking Statements

Matters discussed in this press release contain forward-looking statements. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products in the marketplace, and our need to increase the size of our organization. Further information on the Company’s risk factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason except as may be required under applicable law.